Exhibit 5.1

OPINION OF THE APEX LAW GROUP, LLP
September 26, 2013

Legend Oil & Gas, Ltd.
1218 Third Avenue, Suite 505
Seattle, WA 98101

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Legend Oil & Gas, Ltd., a Colorado corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 10,000,000 shares of its common stock, $0.001 par value per share (“Common Stock”) reserved for issuance pursuant to the Legend Oil & Gas, Ltd., 2013 Stock Incentive Plan (which plan is referred to herein as the “Plan” and which shares of Common Stock are referred to herein as the “Shares”).

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
APEX LAW GROUP, LLP

/s/ Apex Law Group, LLP